Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Clean Energy Fuels Corp.:

We consent to the use of our report dated March 13, 2009, with respect to the consolidated balance sheets of Clean Energy Fuels Corp. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 13, 2009 refers to a change in the method of accounting for uncertain tax positions.

/s/ KPMG LLP

Los Angeles, California
June 25, 2009